Exhibit 99.1

CONTACTS:
Tim Perrott	Danny Jovic
Investor Relations	Media Relations
561-438-4629	561-438-1594
Tim.Perrott@officedepot.com	Danny.Jovic@officedepot.com

The ODP Corporation Announces Second Quarter 2022 Results

Second Quarter Revenue of $2.0 Billion with GAAP EPS of $0.39; Adjusted EPS of $0.79

Low-Cost Model Helped Drive GAAP Operating Income of $28 Million and Adjusted Operating Income of $54 Million in the Second Quarter of 2022

Improving Back-to-Office Trends Supported Growth in Business Solutions Division

Recently Approved $600 Million Share Repurchase Authorization and Commenced Tender Offer

Boca Raton, Fla., August 3, 2022 — The ODP Corporation (“ODP,” or the “Company”) (NASDAQ:ODP), a leading provider of business services, products and digital workplace technology solutions through an integrated B2B distribution platform, today announced results for the second quarter ended June 25, 2022.

Consolidated (in millions, except per share amounts) (1)	2Q22	2Q21	YTD22	YTD21
Sales	$2,034	$2,070	$4,212	$4,244
Sales change from prior year period	(2)%		(1)%
Operating income	$28	$30	$104	$99
Adjusted operating income (2)	$54	$43	$143	$135
Net income from continuing operations	$20	$20	$75	$82
Diluted earnings per share from continuing operations	$0.39	$0.35	$1.49	$1.47
Adjusted net income from continuing operations (2)	$39	$33	$104	$101
Adjusted earnings per share from continuing operations (most dilutive) (2)	$0.79	$0.58	$2.06	$1.80
Adjusted EBITDA (2)	$91	$84	$216	$216
Operating Cash Flow from continuing operations	$(114)	$32	$(84)	$135
Free Cash Flow (3)	$(135)	$16	$(127)	$107
Adjusted Free Cash Flow (4)	$(121)	$29	$(106)	$125

Second Quarter 2022 Summary(1)(2)(4)

•	2Q22 results consistent with previously issued preliminary results
•

Total reported sales of $2.0 billion, down 2% versus last year; lower sales in our Retail division driven by 71 fewer retail locations in service compared to the prior year as a result of planned store closures, partially offset by higher sales in our BSD division

•

GAAP operating income of $28 million and net income from continuing operations of $20 million, or $0.39 per diluted share, versus $30 million and $20 million, or $0.35 per diluted share, respectively in the prior year

•	Adjusted operating income of $54 million, compared to $43 million in the second quarter of 2021; adjusted EBITDA of $91 million, compared to $84 million in the second quarter of 2021
•	Adjusted net income from continuing operations of $39 million, or adjusted diluted earnings per share from continuing operations of $0.79, versus $33 million or $0.58, respectively in the prior year
•	Operating cash flow from continuing operations of $(114 million) and adjusted free cash flow of $(121 million), versus $32 million and $29 million, respectively in the prior year

•	$1.4 billion of total available liquidity including $417 million in cash and cash equivalents

“Our team continues to deliver against a challenging macroeconomic environment, driving solid operational and financial results in the second quarter,” said Gerry Smith, chief executive officer for The ODP Corporation. “The strength of our distribution platform and flexible pricing strategies helped to offset some of the market wide challenges related to supply chain constraints, higher transportation costs, and inflation. Back-to-office trends continued to rise, helping us deliver another quarter of improved operating results in our contract channel. In our retail channel, our customer experience continues to improve, driving our net promoter scores higher, and our continued focus on cost efficiencies resulted in driving strong year-over-year operating performance. Overall, our team continues to focus on execution and remains committed to our low-cost model approach, enabling us to deliver $54 million in adjusted operating income.”

“The progress we’re making in operationally separating into four distinct businesses, including one B2C and three B2B businesses, is positioning us with greater flexibility, more focused routes-to-market, and greater ability to serve customers to pursue growth. As we announced, we’re reinvesting in the business while returning capital, as evidenced by our new share repurchase authorization and tender offer, highlighting our team’s commitment to creating shareholder value. With our four business unit structure, we’re excited about ODP’s strategic position as we deploy capital to pursue profitable growth and generate strong returns for our shareholders,” he added.

Consolidated Results

Reported (GAAP) Results

Total reported sales for the second quarter of 2022 were $2.0 billion, down 2% compared to the second quarter of 2021 primarily due to fewer retail stores in service and greater market-wide challenges related to the sourcing and supply chain environment relative to last year. Retail Division sales were lower primarily due to 71 planned store closures and lower store traffic, which was offset by higher sales in our BSD Division. The Company drove stronger business-to-business (B2B) sales through its contract channel as more businesses continued to return to the office, which was partially offset by lower sales through its eCommerce channel compared to a year ago. The Company drove strong sales across most major product categories in its BSD Division and strong omni channel sales in its Retail Division.

The Company reported operating income of $28 million in the second quarter of 2022, down compared to operating income of $30 million in the prior year period. GAAP operating results in the second quarter of 2022 included $26 million of charges consisting primarily of $23 million in merger, restructuring and other operating costs largely associated with activities related to the Company’s previously planned separation. The remaining $3 million is associated with non-cash asset impairment charges primarily related to the impairment of operating lease right-of-use (ROU) assets associated with the Company’s retail store locations. Net income from continuing operations was $20 million, or $0.39 per diluted share in the second quarter of 2022, up from $20 million, or $0.35 per diluted share in the second quarter of 2021.

Adjusted (non-GAAP) Results (1)(2)

Adjusted results for the second quarter of 2022 exclude charges and credits totaling $26 million as described above and the tax impacts associated with the above items.

•

Second quarter of 2022 adjusted EBITDA was $91 million compared to $84 million in the prior year period. This included adjusted depreciation and amortization(5) of $34 million and $36 million in the second quarters of 2022 and 2021, respectively

•	Second quarter 2022 adjusted operating income was $54 million compared to $43 million in the second quarter of 2021

•	Second quarter 2022 adjusted net income from continuing operations was $39 million, or $0.79 per diluted share, compared to $33 million, or $0.58 per diluted share, in the second quarter of 2021

Second Quarter Division Results

Business Solutions Division (BSD)

•	Reported sales were $1.2 billion in the second quarter of 2022, up 6% compared to the same period last year
•	Sales generated through BSD’s enterprise contract channel increased year-over-year as more business customers continued to return to the workplace
•

Partially offsetting this increase was lower sales through the Company’s eCommerce channel compared to the same period last year related to lower sales of pandemic related products that were in stronger demand last year

•

Stronger sales across the majority of offerings including core supply categories, cleaning and breakroom products, and copy and print services, were partially offset by lower year-over-year sales in technology, as well as the ongoing challenges related to supply chain and sourcing impacting certain product categories

•	Adjacency category sales including cleaning and breakroom, furniture, technology, and copy and print remained at 44% of total BSD sales, flat to the second quarter of 2021
•

Operating income was $45 million in the second quarter of 2022, up 45% over the same period last year, or 100 basis points as a percentage of sales, driven by higher volume and lower SG&A expenses helping to offset increased supply chain costs

Retail Division

•

Reported sales were $811 million in the second quarter of 2022, down 11% compared to the prior year period partially due to 71 fewer retail outlets at the end of the second quarter compared to the prior year, associated with planned store closures. The Company closed 12 retail stores in the quarter and had 1,020 stores at quarter end

•	Lower traffic trends in the quarter were partially offset by stronger sales-per-shopper, as well as strong omni-channel sales in the quarter supported by our 20-minute pick-up guarantee
•

Increase in demand for copy and print services were offset by lower sales of cleaning and PPE products, supplies, as well as technology and PC products which were negatively impacted by supply chain and sourcing challenges

•

Operating income was $46 million in the second quarter of 2022, up 5% over the same period last year; as a percentage of sales, operating income was 5.7% of sales, up 90 basis points year over year. This result was driven by continued cost efficiencies in SG&A and product mix

Better Together

As announced on June 21, 2022, ODP’s Board of Directors unanimously determined it is in the best interests of the Company and its shareholders not to divest the consumer business, nor to further pursue a public company separation at this time in light of current macroeconomic conditions. In reaching its conclusion, the Board was assisted by its financial and legal advisors, assessed the benefits of maintaining purchasing and supply chain synergies, and took into account the proposed structure, economic terms, certainty, expected timing and potential regulatory requirements.

The Company continues to transform its operations under its holding company structure into its B2C business and three distinct B2B businesses and digital segments focused on further enhancing value for shareholders and pursuing growth:

•

Office Depot, LLC – a leading provider of retail consumer and small business products and services distributed via approximately 1,000 Office Depot and OfficeMax retail locations and an award-winning eCommerce presence (officedepot.com).

•

ODP Business Solutions, LLC – ODP’s leading B2B solutions provider serving small, medium and enterprise level companies (odpbusiness.com). This includes the contract sales channel of ODP’s prior Office Depot Business Solutions Division; Grand & Toy, operating one of the biggest distribution networks serving customers in Canada coast-to-coast via its direct sales force and best in class e-commerce platform (grandandtoy.com); and the Company’s Federation Entities, which comprise more than a dozen regional office supply distribution businesses acquired by ODP as part of its transformation to expand its reach and distribution network into geographic areas that were previously underserved, and which continue to operate under their own brand names.

•

Veyer, LLC – a world-class supply chain, distribution, procurement and global sourcing operation (veyerlogistics.com). Veyer procures and distributes products for both Office Depot, LLC and ODP Business Solutions, LLC, as well as third-party customers.

•	Varis, LLC – ODP’s B2B digital platform technology business focused on transforming digital commerce between buying organizations and suppliers (govaris.com).

“The progress we’re making on the realignment of our operating businesses enables our dedicated teams to focus on meeting their customers’ needs and executing upon channel specific go-to-market strategies. It will also enable us to provide greater visibility to our stakeholders about these operating businesses’ performance in the future,” said Smith. “We’re better together and remain excited about the value creating opportunities, flexibility, and scale benefits created by our business unit structure.”

Capital Allocation

As previously announced on July 18, 2022, the Company’s Board of Directors has unanimously approved a new $600 million share repurchase authorization, available through June 30, 2024. As a part of this new authorization, the Company also announced that it is launching a $300 million modified “Dutch auction” cash tender offer to be funded through its cash on hand and its asset-based lending facility. After the completion of the tender offer, the Company may repurchase additional shares at the Company’s discretion, subject to applicable regulatory and other legal requirements. The number of shares to be repurchased and the timing of such transactions will depend on a variety of factors, including market conditions, regulatory requirements, other corporate considerations, and could be suspended or discontinued at any time as determined by management.

2022 Expectations

Consistent with its preannouncement press release on July 18, 2022, the Company’s full year guidance for 2022 is as follows:

FY 2022 Guidance
Sales	$8.45 - $8.60 billion
Adjusted EBITDA	$430 - $460 million
Adjusted Operating Income	$285 - $315 million
Adjusted Earnings per Share(4)	$4.10 - $4.50
Adjusted Free Cash Flow (6)	$200 - $225 million

“We’re enthusiastic about the numerous opportunities to pursue long-term profitable growth, while enhancing shareholder returns,” said Anthony Scaglione, executive vice president and chief financial officer of The ODP Corporation. “We’re looking forward to hosting our investor day meeting later this year highlighting our business units, their respective strategies, and key long-term outlook and metrics,” he added.

Balance Sheet and Cash Flow

As of June 25, 2022, ODP had total available liquidity of approximately $1.4 billion, consisting of $417 million in cash and cash equivalents and $953 million of available credit under the Third Amended Credit Agreement. Total debt was $194 million.

For the second quarter of 2022, cash used in operating activities from continuing operations was $114 million, which included $14 million in restructuring and other costs, compared to cash provided by operating activities of continuing operations of $32 million in the second quarter of the prior year, which included $13 million in restructuring costs. The year-over-year change in operating cash flow was related to changes in working capital, including higher inventory and supply chain costs in advance of an anticipated strong back-to-school season.

Capital expenditures in the second quarter of 2022 were $21 million versus $16 million in the prior year period, reflecting continuing growth investments in the Company’s digital transformation, distribution network, and eCommerce capabilities. The cash charges associated with the Company’s Maximize B2B Restructuring and the previously planned separation of the consumer business in the quarter were $1 million and $13 million, respectively. Accordingly, Adjusted Free Cash Flow(4) was a $121 million outflow in the second quarter of 2022.

(1)

Reflects the reclassification of the financial results of the CompuCom Division to Discontinued operations, net of tax in the Consolidated Statements of Operations for all periods presented. The Company also reclassified the related assets and liabilities as assets and liabilities held for sale on the accompanying Consolidated Balance Sheets. Cash flows from the Company’s discontinued operations are presented in the Consolidated Statements of Cash Flows for all periods.

(2)

As presented throughout this release, adjusted results represent non-GAAP financial measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, and asset impairments. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

(3)

As used in this release, Free Cash Flow is defined as cash flows from operating activities less capital expenditures. Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

(4)

As used in this release, Adjusted Free Cash Flow is defined as Free Cash Flow excluding cash charges associated with the Company’s Maximize B2B Restructuring, the Business Acceleration Program, and expenses incurred in connection with our previously planned separation of the consumer business. Adjusted Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

(5)

Adjusted depreciation and amortization each represents a non-GAAP financial measure and excludes accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with planned store closures under an approved restructuring plan, but only if impairment is not present. Accelerated depreciation charges are restructuring expenses. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

(6)	The Company’s outlook for 2022 Adjusted Earnings per Share does not include potential impact from the tender offer.

The ODP Corporation will webcast a call with financial analysts and investors on August 3, 2022, at 9:00 am Eastern Time, which will be accessible to the media and the general public. To listen to the conference call via webcast, please visit The ODP Corporation’s Investor Relations website at investor.theodpcorp.com. A replay of the webcast will be available approximately two hours following the event.

About The ODP Corporation

The ODP Corporation (NASDAQ:ODP) is a leading provider of business services and supplies, products and digital workplace technology solutions to businesses and consumers, through an integrated business-to-business (B2B) distribution platform and omnichannel presence, which includes world-class supply chain and distribution operations, dedicated sales professionals and technicians, online presence, and approximately 1,000 stores. Through its banner brands Office Depot®, OfficeMax®, ODP Business Solutions™, Varis™ and Grand&Toy®, as well as others, the Company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.theodpcorp.com and investor.theodpcorp.com.

ODP and ODP Business Solutions are trademarks of ODP Business Solutions, LLC. Office Depot is a trademark of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. Varis is a trademark of Varis, LLC. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2022 Office Depot, LLC. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, the potential impacts on our business due to the unknown severity and duration of the COVID-19 pandemic, or state other information relating to, among other things, the Company, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “expectations”, “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of the Company’s control.

There can be no assurances that the Company will realize these expectations or that these beliefs will prove correct, and therefore investors and stakeholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, highly competitive office products market and failure to differentiate the Company from other office supply resellers or respond to decline in general office supplies sales or to shifting consumer demands; competitive pressures on the Company’s sales and pricing; the risk that the Company is unable to transform the business into a service-driven, B2B platform that such a strategy will not result in the benefits anticipated; the risk that the Company will not be able to achieve the expected benefits of its strategic plans, including its strategic shift to maintain all of its businesses under common ownership; the risk that the Company may not be able to realize the anticipated benefits of acquisitions due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; the risk that the Company is unable to successfully maintain a relevant omni-channel experience for its customers; the risk that the Company is unable to execute the Maximize B2B Restructuring Plan successfully or that such plan will not result in the benefits anticipated; failure to effectively manage the Company’s real estate portfolio; loss of business with government entities, purchasing consortiums, and sole- or limited- source distribution arrangements; failure to attract and retain qualified personnel, including employees in stores, service centers, distribution centers, field and corporate offices and executive management, and the inability to keep supply of skills and resources in balance with customer demand; failure to execute effective advertising efforts and maintain the Company’s reputation and brand at a high level; disruptions in computer systems, including delivery of technology services; breach of information technology systems affecting reputation, business partner and customer relationships and operations and resulting in high costs and lost revenue; unanticipated downturns in business relationships with customers or terms with the suppliers, third-party vendors and business partners; disruption of global sourcing activities, evolving foreign trade policy (including tariffs imposed on certain foreign made goods); exclusive Office Depot branded products are subject to additional product, supply chain and legal risks; product safety and quality concerns of manufacturers’ branded products and services and Office Depot private branded products; covenants in the credit facility; general disruption in the credit markets; incurrence of significant impairment charges; retained responsibility for liabilities of acquired companies; fluctuation in quarterly operating results due to seasonality of the Company’s business; changes in tax laws in jurisdictions where the Company operates; increases in wage and benefit costs and changes in labor regulations; changes in the regulatory environment, legal compliance risks and violations of the U.S. Foreign Corrupt Practices Act and other worldwide anti-bribery laws; volatility in the Company’s common stock price; changes in or the elimination of the payment of cash dividends on Company common stock; macroeconomic conditions such as future declines in business or consumer spending; increases in fuel and other commodity prices and the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; catastrophic events, including the impact of weather events on the Company’s business; the discouragement of lawsuits by shareholders against the Company and its directors and officers as a result of the exclusive forum selection of the Court of Chancery, the federal district court for the District of Delaware or other Delaware state courts by the Company as the sole and exclusive forum for such lawsuits; and the impact of the COVID-19 pandemic on the Company’s business, including on the demand for its and our customers’ products and services, on trade and transport restrictions and generally on our ability to effectively manage the impacts of the COVID-19 pandemic on our business operations. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update or revise any forward-looking statements.

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 25,	June 26,	June 25,	June 26,
	2022	2021	2022	2021
Sales	$2,034	$2,070	$4,212	$4,244
Cost of goods sold and occupancy costs	1,603	1,638	3,296	3,317
Gross profit	431	432	916	927
Selling, general and administrative expenses	377	390	773	792
Asset impairments	3	1	5	13
Merger, restructuring and other operating expenses, net	23	11	34	23
Operating income	28	30	104	99
Other income (expense):
Interest income	1	—	2	—
Interest expense	(4)	(6)	(9)	(14)
Other income, net	3	5	5	17
Income from continuing operations before income taxes	28	29	102	102
Income tax expense	8	9	27	20
Net income from continuing operations	20	20	75	82
Discontinued operations, net of tax	7	(108)	7	(117)
Net income (loss)	$27	$(88)	$82	$(35)
Basic earnings (loss) per share
Continuing operations	$0.40	$0.36	$1.54	$1.53
Discontinued operations	0.15	(1.98)	0.14	(2.18)
Net basic earnings (loss) per share	$0.55	$(1.62)	$1.68	$(0.65)
Diluted earnings (loss) per share
Continuing operations	$0.39	$0.35	$1.49	$1.47
Discontinued operations	0.15	(1.93)	0.14	(2.10)
Net diluted earnings (loss) per share	$0.54	$(1.58)	$1.63	$(0.63)

THE ODP CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

	June 25,	December 25,
	2022	2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$417	$514
Receivables, net	566	495
Inventories	968	859
Prepaid expenses and other current assets	60	52
Current assets held for sale	—	469
Total current assets	2,011	2,389
Property and equipment, net	461	477
Operating lease right-of-use assets	904	936
Goodwill	464	464
Other intangible assets, net	50	54
Deferred income taxes	207	219
Other assets	377	326
Total assets	$4,474	$4,865
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$917	$950
Accrued expenses and other current liabilities	955	994
Income taxes payable	14	11
Short-term borrowings and current maturities of long-term debt	17	20
Current liabilities held for sale	—	290
Total current liabilities	1,903	2,265
Deferred income taxes and other long-term liabilities	139	159
Pension and postretirement obligations, net	18	22
Long-term debt, net of current maturities	177	228
Operating lease liabilities	724	753
Total liabilities	2,961	3,427
Commitments and contingencies
Stockholders’ equity:
Common stock — authorized 80,000,000 shares of $0.01 par value; issued shares — 65,500,578 at June 25, 2022 and 64,704,979 at December 25, 2021; outstanding shares — 48,504,879 at June 25, 2022 and 48,455,951 at December 25, 2021	1	1
Additional paid-in capital	2,723	2,692
Accumulated other comprehensive loss	(14)	(6)
Accumulated deficit	(535)	(617)
Treasury stock, at cost — 16,995,699 shares at June 25, 2022 and 16,249,028 shares at December 25, 2021	(662)	(632)
Total stockholders’ equity	1,513	1,438
Total liabilities and stockholders’ equity	$4,474	$4,865

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	26 Weeks Ended
	June 25,	June 26,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$82	$(35)
Income (loss) from discontinued operations, net of tax	7	(117)
Net income from continuing operations	75	82
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	68	74
Charges for losses on receivables and inventories	8	10
Asset impairments	5	13
Gain on disposition of assets, net	(3)	(3)
Compensation expense for share-based payments	19	20
Deferred income taxes and deferred tax asset valuation allowances	12	7
Changes in working capital and other operating activities	(268)	(68)
Net cash provided by (used in) operating activities of continuing operations	(84)	135
Net cash used in operating activities of discontinued operations	—	(60)
Net cash provided by (used in) operating activities	(84)	75
Cash flows from investing activities:
Capital expenditures	(43)	(28)
Businesses acquired, net of cash acquired	—	(28)
Proceeds from disposition of assets	6	3
Settlement of company-owned life insurance policies	2	21
Net cash used in investing activities of continuing operations	(35)	(32)
Net cash provided by (used in) investing activities of discontinued operations	74	(1)
Net cash provided by (used in) investing activities	39	(33)
Cash flows from financing activities:
Net payments on long and short-term borrowings	(11)	(13)
Debt retirement	(43)	—
Share purchases for taxes, net of proceeds from employee share-based transactions	(17)	(23)
Repurchase of common stock for treasury and advance payment for accelerated share repurchase	—	(46)
Other financing activities	(3)	(1)
Net cash used in financing activities of continuing operations	(74)	(83)
Effect of exchange rate changes on cash and cash equivalents	(1)	3
Net decrease in cash and cash equivalents	(120)	(38)
Cash and cash equivalents at beginning of period	537	729
Cash and cash equivalents at end of period – continuing operations	$417	$691
Supplemental information on non-cash investing and financing activities
Right-of-use assets obtained in exchange for new finance lease liabilities	$—	$2
Right-of-use assets obtained in exchange for new operating lease liabilities	113	37
Business acquired in exchange for common stock issuance	—	35
Other current receivable obtained from disposition of discontinued operations	30	—
Promissory note receivable obtained from disposition of discontinued operations	55	—
Earn-out receivable obtained from disposition of discontinued operations	9	—
Transfer from additional paid-in capital to treasury stock for final settlement of the accelerated share repurchase agreement	29	—

THE ODP CORPORATION

BUSINESS UNIT PERFORMANCE

(In millions)

(Unaudited)

Business Solutions Division (in millions)	2Q22	2Q21	YTD22	YTD21
Sales	$1,215	$1,146	$2,445	$2,274
Sales change from prior year	6%		8%
Division operating income	$45	$31	$78	$48
Division operating income margin	3.7%	2.7%	3.2%	2.1%

Retail Division (in millions)	2Q22	2Q21	YTD22	YTD21
Sales	$811	$914	$1,754	$1,953
Sales change from prior year	(11)%		(10)%
Division operating income	$46	$44	$136	$145
Division operating income margin	5.7%	4.8%	7.8%	7.4%

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

Free cash flow is a non-GAAP measure, which we define as cash flows from operating activities less capital expenditures. We believe that free cash flow is an important indicator that provides additional perspective on our ability to generate cash to fund our strategy and expand our distribution network. Adjusted free cash flow is also a non-GAAP measure, which we define as free cash flow excluding cash charges associated with the Company’s Maximize B2B Restructuring, the Business Acceleration Program, and the previously planned separation of the consumer business.

(In millions, except per share amounts)

Q2 2022	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Assets impairments	$3	0.1%	$3	$—		—%
Merger, restructuring and other operating expenses, net	$23	1.1%	$23	$—		—%
Operating income	$28	1.4%	$(26)	$54	(6)	2.7%
Income tax expense	$8	0.4%	$(7)	$15	(8)	0.7%
Net income from continuing operations	$20	1.0%	$(19)	$39	(9)	1.9%
Earnings per share from continuing operations (most dilutive)	$0.39		$(0.40)	$0.79	(9)
Depreciation and amortization	$34	1.7%	$—	$34	(10)	1.7%

Q2 2021	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Assets impairments	$1	0.0%	$1	$—		—%
Merger, restructuring and other operating expenses, net	$11	0.5%	$11	$—		—%
Operating income	$30	1.4%	$(12)	$43	(6)	2.1%
Net income from continuing operations	$20	1.0%	$(12)	$33	(9)	1.6%
Earnings per share from continuing operations (most dilutive)	$0.35		$(0.23)	$0.58	(9)
Depreciation and amortization	$36	1.7%	$—	$36	(10)	1.7%

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

YTD 2022	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Assets impairments	$5	0.1%	$5	$—		—%
Merger, restructuring and other operating expenses, net	$34	0.8%	$34	$—		—%
Operating income	$104	2.5%	$(39)	$143	(6)	3.4%
Income tax expense	$27	0.6%	$(10)	$37	(8)	0.9%
Net income from continuing operations	$75	1.8%	$(29)	$104	(9)	2.5%
Earnings per share from continuing operations (most dilutive)	$1.49		$(0.57)	$2.06	(9)
Depreciation and amortization	$68	1.6%	$—	$68	(10)	1.6%

YTD 2021	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Assets impairments	$13	0.3%	$13	$—		—%
Merger, restructuring and other operating expenses, net	$23	0.5%	$23	$—		—%
Operating income	$99	2.3%	$(36)	$135	(6)	3.2%
Other income, net	$17	0.4%	$7	$10	(7)	0.2%
Income tax expense	$20	0.5%	$(10)	$30	(8)	0.7%
Net income from continuing operations	$82	1.9%	$(19)	$101	(9)	2.4%
Earnings per share from continuing operations (most dilutive)	$1.47		$(0.33)	$1.80	(9)
Depreciation and amortization	$74	1.7%	$2	$72	(10)	1.7%

	13 Weeks Ended		26 Weeks Ended
	June 25,	June 26,	June 25,	June 26,
Adjusted EBITDA:	2022	2021	2022	2021
Net income (loss)	$27	$(88)	$82	$(35)
Discontinued operations, net of tax	7	(108)	7	(117)
Net income from continuing operations	20	20	75	82
Income tax expense	8	9	27	20
Income from continuing operations before income taxes	28	29	102	102
Add (subtract)
Interest income	(1)	—	(2)	—
Interest expense	4	6	9	14
Adjusted depreciation and amortization (10)	34	36	68	72
Charges and credits, pretax (11)	26	12	39	29
Adjusted EBITDA	$91	$84	$216	$216

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

(6)	Adjusted operating income for all periods presented herein exclude merger, restructuring and other operating expenses, net, and asset impairments (if any).
(7)	Adjusted other income, net for the first half of 2021 excludes credits for the release of certain liabilities of our former European Business of $7 million.
(8)	Adjusted income tax expense for all periods presented herein exclude the tax effect of the charges or credits not indicative of core operations as described in the preceding notes.
(9)

Adjusted net income from continuing operations and adjusted earnings per share from continuing operations (most dilutive) for all periods presented exclude merger, restructuring and other operating expenses, net, asset impairments (if any), European Business liabilities release (if any), and exclude the tax effect of the charges or credits not indicative of core operations.

(10)

Adjusted depreciation and amortization for all periods presented herein exclude accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with the planned store closures under an approved restructuring plan, but only if impairment is not present. Accelerated depreciation charges are restructuring expenses and included in the Charges and credits, pretax line item.

(11)	Charges and credits, pretax for all periods presented include merger, restructuring and other operating expenses, net, asset impairments (if any), and European Business liabilities release (if any).

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 25,	June 26,	June 25,	June 26,
Free cash flow	2022	2021	2022	2021
Net cash provided by (used in) operating activities of continuing operations	$(114)	$32	$(84)	$135
Capital expenditures	(21)	(16)	(43)	(28)
Free cash flow	(135)	16	(127)	107
Adjustments for certain cash charges:
Maximize B2B Restructuring Plan	1	11	3	15
Business Acceleration Program	—	2	—	3
Previously planned separation of consumer business	13	—	18	—
Adjusted free cash flow	$(121)	$29	$(106)	$125

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

THE ODP CORPORATION

Store Statistics

(Unaudited)

	Q2	YTD	Q2
	2022	2022	2021
Retail Division:
Stores opened	—	—	—
Stores closed	12	18	55
Total retail stores (U.S.)	1,020	—	1,091
Total square footage (in millions)	22.5	—	24.0
Average square footage per store (in thousands)	22.1	—	22.1